Exhibit 2.1

LLC INTEREST PURCHASE AGREEMENT

Dated as of November 17, 2005

by and among

REDBOX AUTOMATED RETAIL, LLC,

MCDONALD’S VENTURES, LLC

and

COINSTAR, INC.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page

Section 6.06.	DVDXpress Option	28

Section 6.07.	Coinstar Option	31

Section 6.08.	Redbox Agreements	32

ARTICLE VII
MISCELLANEOUS

Section 7.01.	Fees and Expenses	32

Section 7.02.	Survival of Representations, Warranties, Covenants and Agreements	32

Section 7.03.	Indemnification	33

Section 7.04.	Notices	36

Section 7.05.	Entire Agreement; Amendment	37

Section 7.06.	Counterparts	38

Section 7.07.	Governing Law; Venue; Service of Process; Waiver of Jury Trial	38

Section 7.08.	Successors and Assigns	38

Section 7.09.	No Third-Party Beneficiaries	38

Section 7.10.	Transfer and Other Taxes	38

Exhibit A	Form of Redbox LLC Agreement

Exhibit B	Form of Coinstar Agency Agreement

Exhibit C	Form of Purchase, License and Service Agreement

Exhibit D	Form of Ventures Agency Agreement

iii

LLC INTEREST PURCHASE AGREEMENT

THIS LLC INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 17, 2005, is by and among Redbox Automated Retail, LLC, a Delaware limited liability company (“Redbox”), McDonald’s Ventures, LLC, a Delaware limited liability company (“Ventures”), and Coinstar, Inc., a Delaware corporation (“Coinstar”). Each of the foregoing parties is referred to herein individually as a “Party” and together as the “Parties.”

W I T N E S S E T H:

WHEREAS, Redbox owns certain assets relating to and operates an automated DVD-vending business (the “Redbox Business”);

WHEREAS, Coinstar desires to purchase Class A membership interests (“Class A Interests”) in Redbox having the rights and obligations to be set forth in the Second Amended and Restated Limited Liability Company Agreement of Redbox, dated as of the Closing Date and substantially in the form attached hereto as Exhibit A (the “Redbox LLC Agreement”), all on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Redbox, Ventures and Coinstar desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“$37,500 Loss Claim” has the meaning set forth in Section 7.03(h).

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect on the date hereof; provided, however, that notwithstanding the foregoing, Redbox shall not be considered an Affiliate of either Ventures or Coinstar, and Ventures or Coinstar, as the case may be, shall not be considered an Affiliate of Redbox.

“Agreement” has the meaning set forth in the preamble.

“Assumed Obligations” has the meaning set forth in Section 3.23(e).

“Authorizations” means (i) any and all certificates, permits, licenses, franchises, concessions, grants, consents, exemptions, approvals, orders, registrations, authorizations,

waivers or other approvals, variances or clearances from, or filings or registrations with, third parties (including Governmental Entities) and (ii) any and all waiting periods imposed by applicable Law.

“Benefit Plan” means any employment, consulting, personal service, retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, retention, termination, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee compensation or benefit plan, fund, policy, program, contract, agreement, arrangement, commitment or payroll practice of any kind (including any “employee benefit plan” as defined in Section 3(3) of ERISA).

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the City of Chicago are authorized or obligated by Law to close.

“Claim” has the meaning set forth in Section 7.03(c).

“Class A Interests” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.02(a).

“Closing Option Payment” has the meaning set forth in Section 6.06(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time

“Coinstar” has the meaning set forth in the preamble.

“Coinstar Agency Agreement” means the agency agreement by and between Redbox and Coinstar, dated as of the Closing Date, authorizing Coinstar to act, among other things, as the exclusive marketing agent for Redbox at certain grocery chains, drug stores, mass merchants and warehouse clubs inside the United States, substantially in the form attached hereto as Exhibit B.

“Coinstar Option” has the meaning set forth in Section 6.07(a).

“Conditional Cash Consideration” has the meaning set forth in Section 2.01(b).

“Contributed Assets” has the meaning set forth in Section 3.23(a).

“Contributed Machines” has the meaning set forth in Section 3.22.

“Contribution Agreements” means the Contribution and Assumption Agreement, dated as of January 1, 2005, by and among Ventures, McDonald’s Corporation and Redbox (the “First Contribution Agreement”), the Second Contribution and Assumption Agreement, dated as of July 1, 2005, by and among Ventures, McDonald’s Corporation and Redbox (the “Second Contribution Agreement”), and the Contribution and Assumption Agreement, dated as of July 31, 2005, between GAM and Redbox (the “GAM Contribution Agreement”).

“Derivative Securities” of any Person means any subscription, purchase, exchange or conversion rights, any options, warrants or other agreements, securities, contracts or commitments of any kind obligating that Person to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Equity Securities of that Person.

“DVD Kiosks” means any DVD dispensing kiosk used in the conduct of the Redbox Business to dispense and handle returns of DVDs and to process customer billing, including the DVD machine, merchandising structure, accessories and other related tangible and intangible property.

“DVDPlay” has the meaning set forth in Section 3.09(c).

“DVDPlay Patent” has the meaning set forth in Section 3.09(d).

“DVDXpress” has the meaning set forth in Section 5.09.

“DVDXpress Credit Agreement” has the meaning set forth in Section 5.09.

“DVDXpress Offer Terms” has the meaning set forth in Section 6.06(b)(ii).

“DVDXpress Option” has the meaning set forth in Section 5.09.

“DVDXpress Transferred Rights” has the meaning set forth in Section 6.06(b)(i).

“DVDXpress Rights” has the meaning set forth in Section 6.06(a).

“Environmental Laws” means any applicable federal, state, local or other law, statute, rule, ordinance or regulation or any common law as in effect as of the date hereof pertaining to protection of human health from exposure to pollutants or contaminants or to protection or remediation of the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401-7626; the Federal Water Pollution Control Act and Federal Clean Water Act of 1977, as amended, 33 U.S.C. § 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 135 et seq., as amended by the Federal Environmental Pesticide Control Act; the Federal Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Federal Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.

“Equity Securities” of any Person means any and all common stock, preferred stock and any other class of capital stock of, and any partnership or limited liability company interests in, such Person or any other similar interests of any Person that is not a corporation, partnership or limited liability company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time.

“First Contribution Agreement” has the meaning set forth in the definition of Contribution Agreements set forth above.

“GAAP” has the meaning set forth in Section 3.06(a).

“GAM” means GetAMovie, Inc., an Illinois corporation.

“GAM Contribution Agreement” has the meaning set forth in the definition of Contribution Agreements set forth above.

“GARB” means GARB, LLC, a Delaware limited liability company.

“Governmental Entity” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

“Indemnified Coinstar Parties” has the meaning set forth in Section 7.03(a).

“Indemnified Redbox Parties” has the meaning set forth in Section 7.03(b).

“Initial Cash Consideration” has the meaning set forth in Section 2.01(b).

“Intellectual Property” means (a) the following intellectual property and proprietary rights worldwide: (i) trademarks, domain names, domain name registrations, service marks and trade names, together with all goodwill associated therewith (collectively, “Trademarks”); (ii) patents and patent applications and all associated inventions, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts, utility models, certificates of invention, certificates of registration and like rights (collectively, “Patents”); (iii) writings and other works of authorship, if copyrightable; and (iv) trade secrets and other confidential business information and rights to limit the use or disclosure thereof by any Person; and (b) for purposes of this definition, the following technology: software (including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation), inventions, discoveries, improvements, specifications, embodiments, algorithms, formulae, processes, designs, schematics, drawings, technical information, data, ideas, know-how, show-how and the like.

“Interests” has the meaning set forth in Section 2.01(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Redbox” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of Chris Catalano, Gregg Kaplan, Brian Rady, Ryan Miller, Franz Kuehnrich and Mitch Lowe.

“Law” means any law, treaty, statute, common law, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction or determination of any Governmental Entity.

“Liability” or “Liabilities” means, with respect to any Person, all debts, claims, liabilities, obligations, interests, damages and expenses of every kind and nature, whether known or unknown, liquidated or unliquidated, direct or indirect, absolute, accrued, contingent or otherwise, regardless of when such debt, claim, liability, obligation, interest, damage or expense arose or might arise, any obligations with respect to dividends or other distributions in respect of capital stock, stock appreciation rights, under the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time, or Part 6 of Subtitle B of Title I of ERISA, as amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Lien” means any mortgage, pledge, lien, security interest, claim, voting agreement (including any conditional sale agreement, title retention agreement, restriction or option having substantially the same economic effect as the foregoing) or encumbrance of any kind, character or description whatsoever.

“Losses” has the meaning set forth in Section 7.03(a).

“Material Adverse Effect” means, with respect to any Person, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would reasonably expected to be, materially adverse to (i) the business, assets, properties, condition (financial or otherwise) or results of operations of such Person and its subsidiaries taken as a whole or (ii) if such Person is a Party, the ability of such Party or any of its subsidiaries to consummate the transactions contemplated by, and to perform its obligations under, this Agreement.

“Material Contracts” has the meaning set forth in Section 3.12.

“McDonald’s System” has the meaning set forth in Section 6.05(a).

“McDonald’s USA” means McDonald’s USA, LLC, a Delaware limited liability company.

“Option Period” has the meaning set forth in Section 6.07(a).

“Organic Change” means, with respect to Redbox, the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting securities of Redbox, whether as a result of issuance of securities, any merger, consolidation, recapitalization, tender offer or exchange offer, reclassification, liquidation or dissolution of Redbox or otherwise; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted a majority of the board of managers or any similar governing body (together with any new managers or members of any similar governing body whose election by the board of managers or any similar governing body or whose nomination for election by the holders of membership interests or other holders of Equity Securities was approved by a vote of a majority of the members of the board of managers or members of any similar governing body then still in office (A) who were either managers at the beginning of such period or (B) whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of managers or such similar governing body then in office; (iii) the merger or consolidation of Redbox with or into another Person, or the sale of all or substantially all the assets of Redbox to another Person, and, in the case of any such merger or consolidation, the voting securities of Redbox that are outstanding immediately prior to such transaction and which represent one hundred percent (100%) of the aggregate voting power of the voting securities of Redbox are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction at least a majority of the aggregate voting power of the voting securities of the surviving Person or transferee or a Person controlling such surviving Person or transferee; (iv) the commencement of a voluntary case under any chapter of the federal bankruptcy code, or the consent to the commencement of an involuntary case against it under the federal bankruptcy code, or the failure to cause such case to be dismissed within sixty (60) days; or (v) the institution of proceedings for liquidation, rehabilitation, readjustment, moratorium or composition (or for any related or similar purpose) under any Law (other than the federal bankruptcy code) relating to financially distressed debtors, their creditors or their property, or the consent to the institution of any such proceedings against it, or the failure to cause such proceedings to be dismissed within sixty (60) days.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property” set forth above.

“Permitted Liens” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings, provided that an appropriate reserve is established therefor, (ii) mechanics’, materialmen’s, carriers’ and other similar Liens securing indebtedness that is less than $50,000, is not yet due and payable, and was incurred in the ordinary course of business, and (iii) such other Liens that relate to the purchase and installation of DVD Kiosks (exclusive of the DVD Kiosks contributed to Redbox by and on behalf of Ventures that Ventures treated as a capital contribution under Section 3.01(a) of the Redbox LLC Agreement) and DVDs and secures indebtedness that is not yet due and payable and was incurred in the ordinary course of business.

“Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Entity.

“Personal Property” has the meaning set forth in Section 3.18(b).

“Private Placement Legend” has the meaning set forth in Section 6.04.

“Pro Rata Share” has the meaning set forth in Section 7.03(i).

“Proceeding” has the meaning set forth in Section 3.10.

“Proprietary Information” means (a) any information, material or documents relating to Ventures, Redbox, any of their Affiliates and each of their businesses, assets, financial condition, operations, products, promotions, supplier relationships, trade secrets, know-how, strategies and prospects; (b) any information, material or documents obtained by Coinstar or its Affiliates during the course of meetings or discussions with Redbox, Ventures and their respective Affiliates and Representatives; (c) any research, work-product, findings, analyses or recommendations produced by Coinstar or its Affiliates for or in conjunction with Redbox, Ventures and their respective Affiliates; (d) the existence of this Agreement and any other agreement, or any negotiations relating to such agreements, between Redbox, Ventures and their respective Affiliates and Coinstar and its Affiliates; and (e) any information, material or documents that Coinstar or its Affiliates know or have reason to know is considered confidential or proprietary by Redbox, Ventures or their respective Affiliates; provided, however, that Proprietary Information shall not include any information that is generally available to the public other than as a result of disclosure by Coinstar or its Affiliates.

“Purchase, License and Service Agreement” means the agreement by and between McDonald’s USA and Redbox, dated as of the Closing Date, for (i) the right for McDonald’s USA to purchase DVD Kiosks, (ii) the license from McDonald’s USA to Redbox for the right to place DVD Kiosks at selected McDonald’s restaurants in the United States, and (iii) the service and operation of such DVD Kiosks by Redbox, substantially in the form attached hereto as Exhibit C.

“Real Property” has the meaning set forth in Section 3.18(a).

“Redbox” has the meaning set forth in the preamble.

“Redbox Assets” has the meaning set forth in Section 3.05(a).

“Redbox Business” has the meaning set forth in the recitals.

“Redbox Financial Statements” has the meaning set forth in Section 3.06(a).

“Redbox Interim Balance Sheet” has the meaning set forth in Section 3.06(a).

“Redbox Interim Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“Redbox IP” has the meaning set forth in Section 3.09(a).

“Redbox LLC Agreement” has the meaning set forth in the recitals.

“Remedial Action” means any investigation, site assessment, monitoring or other evaluation of conditions relating to the environment at a site, or any clean-up, treatment, containment, removal, restoration, corrective action or remedial work required under any Environmental Law.

“Representative” or “Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Requested Books and Records” has the meaning set forth in Section 3.14.

“Second Contribution Agreement” has the meaning set forth in the definition of Contribution Agreements set forth above.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Services Agreement” means the Services Agreement by and between McDonald’s Corporation and Redbox, dated as of the Closing Date, pursuant to which McDonald’s Corporation will provide certain transitional services to Redbox.

“Share Purchase Agreement” has the meaning set forth in Section 7.03(i).

“Tax” or “Taxes” means all taxes, including any interest, liabilities, fines, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include income taxes (including U.S. federal income taxes and state, local and foreign income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value added taxes, business license taxes, environmental taxes, excise taxes, franchise taxes, gross or net receipts taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, capital taxes, import duties, withholding taxes, workers’ compensation and other obligations of the same or of a similar nature whether arising before, on or after the date hereof.

“Tax Return” means any report, return, declaration, claim for refund or statement (including any information report, return or statement) in connection with Taxes, including any schedule or attachment thereto or amendment thereof, required to be supplied to any Governmental Entity exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

“Test Markets” means the following eight test markets in which McDonald’s USA or its Affiliates has placed or plans to place DVD Kiosks: Baltimore, Denver, Houston, Minneapolis/St. Paul, Las Vegas, Salt Lake City, St. Louis and Washington, D.C.

“Threshold Amount” has the meaning set forth in Section 7.03(h).

“Total Cash Contributions” has the meaning set forth in Section 2.01(b).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property” set forth above.

“Transaction Agreements” means this Agreement, the Redbox LLC Agreement, the Purchase, License and Service Agreement, the Coinstar Agency Agreement, the Ventures Agency Agreement and the Services Agreement.

“Transferred Class A Interests” has the meaning set forth in Section 6.07(a).

“USPTO” has the meaning set forth in Section 3.09(d).

“Ventures” has the meaning set forth in the preamble.

“Ventures Agency Agreement” means the agency agreement, dated as of the Closing Date, by and between Redbox and Ventures authorizing Ventures to act as the exclusive marketing agent for Redbox at grocery chains, drug stores, mass merchants and warehouse clubs outside the United States, substantially in the form attached hereto as Exhibit D.

SECTION 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement, the Section captions and the titles of all Exhibits and Schedules used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Exhibits and Schedules hereto), and references herein to Articles, Sections, Exhibits or Schedules refer to Articles, Sections, Exhibits or Schedules of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

LLC INTEREST PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Interests.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing Redbox shall sell and deliver to Coinstar, and Coinstar shall purchase and accept from Redbox, a number of Class A Interests that will result in Coinstar owning forty-seven and 30/100 percent (47.30%) of the outstanding Class A Interests immediately after the Closing (the “Interests”), free and clear of all Liens, and together with all rights and obligations attaching thereto.

(b) The aggregate consideration to be paid by Coinstar for the Interests shall be an amount equal to (i) $20,000,000 (the “Initial Cash Consideration”), payable at the Closing, plus (ii) $12,000,000 (the “Conditional Cash Contribution”), payable on the one-year anniversary of the Closing Date, if all of the conditions set forth in Section 2.01(c) are met. Coinstar’s “Total Cash Contribution” equals its Initial Cash Contribution plus its Conditional Cash Contribution, if made.

(c) Coinstar shall pay the Conditional Cash Contribution to Redbox, in immediately available funds by wire transfer as directed pursuant to instructions delivered by Redbox to Coinstar at least two (2) Business Days prior to the one-year anniversary of the Closing Date, if, on or prior to such anniversary, each of the following conditions is then satisfied:

(i) Redbox has either:

(A) installed at least 1,750 DVD Kiosks, including at least 750 DVD Kiosks deployed prior to or after Closing in the Test Markets, in locations owned or operated by any third party, including McDonald’s USA and any Affiliates of Ventures; or

(B) (1) installed in locations owned or operated by McDonald’s USA at least 750 DVD Kiosks in the Test Markets and (2) (x) installed an additional 1,000 DVD Kiosks in locations owned or operated by any third party, including any Affiliate of Ventures, and/or (y) obtained a legal, valid and binding obligation of any third party, including any Affiliate of Ventures, on terms and conditions approved by the Redbox Board of Managers to install no later than 180 days after the one-year anniversary of the Closing Date, an additional 1,000 DVD Kiosks (including any DVD Kiosks installed in locations owned or operated by McDonald’s USA, including in the Test Markets, in excess of the 750 DVD Kiosks required pursuant to clause (A) above);

(ii) McDonald’s USA has complied, in all material respects, with the terms of the Purchase, License and Service Agreement, from the Closing Date through the one-year anniversary of the Closing Date; provided that Redbox has not committed a material breach of the Purchase, License, and Service Agreement (that has not been cured) prior to any breach of the Purchase, License, and Service Agreement by McDonald’s USA that otherwise would legally excuse McDonald’s USA from performing its obligations under the Purchase, License and Service Agreement (unless the material breach by Redbox was caused, or was not cured, by actions taken by Ventures as a member of Redbox or by Ventures’ representatives in exercising their rights on the Redbox Board of Managers); provided, further that if this condition has not been satisfied, and its failure is the basis for Coinstar’s not funding the Conditional Cash Contribution, Coinstar shall provide to McDonald’s USA a written notice detailing the material breaches, and McDonald’s USA shall have a period of ninety (90) days after the receipt of such written notice to cure the breaches, and should such cure be effectuated within such time period, Coinstar shall fund the Conditional Cash Contribution no later than five (5) Business Days after confirmation that the cure has been effectuated; and

(iii) Redbox has complied, in all material respects, with the terms of the Coinstar Agency Agreement, from the Closing Date through the one-year anniversary of the Closing Date (unless such breach of the Coinstar Agency Agreement by Redbox was caused by actions taken by Coinstar as a member of Redbox or by Coinstar’s representatives in exercising their rights on the Redbox Board of Managers), provided that Coinstar has not committed a material breach of the Coinstar Agency Agreement (that has not been cured) prior to any breach of the Coinstar Agency Agreement by Redbox that otherwise would legally excuse Redbox from performing its obligations under the Coinstar Agency Agreement; provided, further that if this condition has not been satisfied, and its failure is the basis for Coinstar’s not funding the Conditional Cash Contribution, Coinstar shall provide to Redbox a written notice detailing the material breaches, and Redbox shall have a period of ninety (90) days after the receipt of such written notice to cure the breaches, and should such cure be effectuated within such time period, Coinstar shall fund the Conditional Cash Contribution no later than five (5) Business Days after confirmation that the cure has been effectuated.

SECTION 2.02. Closing.

(a) The closing of the transactions contemplated by Section 2.01 (the “Closing”) shall take place at the offices of Ventures on a mutually agreeable date that is no later than December 1, 2005 (the “Closing Date”). The Closing is conditioned upon:

(i) Ventures and Coinstar agreeing upon a term sheet, in detail reasonably satisfactory to both Parties, outlining the terms upon which the Company may issue Class B Interests to designated employees, or classes of employees, of the Company and specifying the other types of employee incentive compensation that may be made available, with the Redbox Board of Manager’s approval in accordance with the Redbox LLC Agreement, after the Closing to motivate employee performance;

(ii) the delivery of disclosure schedules by Redbox, effective as of the Closing Date, modifying the representations and warranties of Article III, that are in a form acceptable to Coinstar and in reliance upon which Coinstar is prepared to close the transactions contemplated by this Agreement. Prior to the date hereof, Ventures has disclosed in writing or orally to Coinstar certain information relating to matters covered by the representations and warranties of Article III and Article IV and has advised Coinstar and its legal counsel that, to the Knowledge of Redbox, based upon information currently available to them, the disclosure schedules that Redbox will tender for attachment to this Agreement will not disclose any matters of a material nature that have not already been disclosed by the written and oral communications previously made to Coinstar during its due diligence review. If the disclosure schedules delivered by Redbox contain any matter not previously disclosed by Ventures or Redbox to Coinstar that is of a material nature, Coinstar shall not be obligated to accept such disclosure schedules. Matters requiring disclosure on the disclosure schedules may, however, arise after the execution of this Agreement and prior to the Closing, and should that occur, Redbox and Ventures may, to the extent applicable, add those items to modify the applicable disclosures, and Closing will be subject to Coinstar’s acceptance of the modified disclosures; and

(iii) Redbox writing off fifty percent (50%) of the book value, as stated on the Redbox Interim Balance Sheet, of the DVD Kiosks manufactured by DVDPlay, provided that such write-off shall be allocated between Ventures, GAM and GARB based on the percentage of outstanding Class A Interests owned by each such member of Redbox.

(b) At the Closing:

(i) Redbox shall deliver to Coinstar (A) a certificate representing the Interests, and (B) a copy of each Transaction Agreement to which it is a party duly executed by it.

(ii) Ventures shall deliver to Coinstar (A) a copy of each Transaction Agreement to which it or any of its Affiliates is a party duly executed by it or such Affiliates and (B) the certified statement required by Section 3.22 confirming Redbox’s receipt of Venture’s Capital Contributions with a minimum value of $18,000,000.

(iii) Coinstar shall deliver to Redbox (A) the Initial Cash Consideration, in immediately available funds by wire transfer as directed pursuant to instructions delivered by Redbox to Coinstar at least two (2) Business Days prior to the Closing Date, and (B) a copy of each Transaction Agreement to which it is a party duly executed by it.

(iv) Redbox has delivered to Coinstar evidence confirming that all necessary registrations, filings, applications and notices have been made with the United States Patent and Trademark Office or any other domestic or foreign office to effectuate the transfer to Redbox of all of the right, title and interest to the Patents and the Trademarks that have been contributed to Redbox pursuant to the Contribution Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF REDBOX

Redbox hereby represents and warrants to, and agrees with, Coinstar that, as of the Closing Date:

SECTION 3.01. Organization and Qualification of Redbox. Redbox is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all limited liability company power and authority to own or lease and operate its properties and assets and to conduct the Redbox Business as it is currently being conducted. On the Closing Date Redbox will deliver to Coinstar a complete and correct copy of the Second Amended and Restated Limited Liability Company Agreement of Redbox, dated as of the Closing Date, which shall be in full force and effect upon the consummation of the transactions contemplated by this Agreement, and which will supersede in all respects all prior versions of such agreement.

SECTION 3.02. Authorization of Agreements.

(a) Redbox has all necessary power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party. The execution, delivery and performance of the Transaction Agreements to which it is a party, and the consummation by Redbox of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of Redbox.

(b) The Transaction Agreements to which it is a party have been duly executed and delivered by Redbox, and each such agreement constitutes a legal, valid and binding obligation of Redbox, enforceable against Redbox in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general principles of equity.

SECTION 3.03. Consents; No Conflicts.

(a) No Authorization from, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Redbox in connection with the execution, delivery and performance of the Transaction Agreements to which Redbox is a party and the consummation of the transactions contemplated thereby.

(b) Except as set forth on Schedule 3.03(b), the execution and delivery of the Transaction Agreements to which Redbox is a party do not, and the performance of the obligations set forth therein and the consummation of the transactions contemplated thereby will not, (i) violate or conflict with any term, condition or provision of the organizational documents of Redbox; (ii) give rise to any preemptive rights or rights of first refusal on behalf of any Person under any applicable Law or any provision of the organizational documents or other instrument applicable to Redbox; (iii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time or both) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or require any consent, waiver or approval under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, development agreement, contract, license or any other agreement, instrument or obligation to which Redbox is a party or by which Redbox or any of its properties are bound; or (iv) violate or conflict with any Law applicable to Redbox or the Redbox Business.

SECTION 3.04. Capitalization of Redbox; Securities; No Subsidiaries.

(a) Immediately prior to the execution and delivery of this Agreement, (i) the authorized membership interests of Redbox consists of 100 Class A Interests, all of which are issued and outstanding; provided that additional Class A Interests will be issued to Ventures on or prior to Closing due to additional capital contributions made by Ventures prior to Closing and the number of authorized, issued and outstanding membership interests of Redbox will be increased between the date of this Agreement and the Closing Date so that Class B Interests may be issued at the Closing Date, as contemplated by the Redbox LLC Agreement; (ii)

Schedule 3.04(a) sets forth a complete and correct list of all holders of Class A Interests, including each such Person’s name and the number of Class A Interests held by such Person as of the Closing Date; and (iii) all of such issued and outstanding Class A Interests are duly authorized, validly issued, fully paid and nonassessable, and are free and clear of all Liens.

(b) Other than as may be issued at the Closing in accordance with any employee incentive compensation referred to in Section 2.02(a), there are no authorized or outstanding (or obligations to authorize or issue) Derivative Securities of Redbox and there are no outstanding or authorized interest appreciation, phantom interest, profit participation or similar rights with respect to Redbox.

(c) No Person has any right to require Redbox to register securities of Redbox under the Securities Act, and other than the Redbox LLC Agreement there are no shareholder or similar agreements to which Redbox is a party. There are no voting trusts, proxies or other agreements or understandings with respect to voting the membership interests of Redbox.

(d) The Interests are duly authorized, and when issued to Coinstar pursuant to this Agreement will be validly issued, fully paid (except for the Conditional Capital Contribution, if it becomes payable) and nonassessable and will be free and clear of all Liens. Upon issuance, the Interests shall represent forty-seven and 30/100 percent (47.30%) of all outstanding Class A Interests.

(e) Redbox does not have any subsidiaries, as defined in Rule 405 promulgated under the Securities Act.

SECTION 3.05. Title to Redbox Assets; Liens; Condition of Redbox Assets.

(a) Immediately preceding and following the Closing, Redbox will have good, valid and marketable title to, or a good and valid lease, license or other similar right in, each of the assets used in the conduct of the Redbox Business (collectively the “Redbox Assets”), free and clear of all Liens other than Permitted Liens.

(b) Except for the Permitted Liens, the Redbox Assets are not subject to any Liens and, there are no facts, events or circumstances which, with the passage of time or the giving of notice or both, would result in or give rise to the creation or imposition of any Lien on the Redbox Assets.

SECTION 3.06. Financial Statements.

(a) Redbox has delivered to Coinstar correct and complete copies of the following financial information, which are set forth in Schedule 3.06(a) (collectively, the “Redbox Financial Statements”): annual income statement for 2004; monthly and year-to-date income statements for June 2005, July 2005, August 2005, September 2005 and October 2005; balance sheets for June 2005, July 2005, August 2005, September 2005 and October 2005; and cash flow statements for June 2005, July 2005, August 2005 and September 2005; and the Redbox interim balance sheet, dated as of October 31, 2005 (the “Redbox Interim Balance Sheet” and such date, the “Redbox Interim Balance Sheet Date”). The Redbox Financial Statements were prepared from the books and records kept by

Redbox for the Redbox Business and fairly present the financial position of the Redbox Business as of their respective dates and the results of operations of the Redbox Business for the respective years or periods then ended in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except as indicated in such statements or in the notes thereto (“GAAP”). Each accrual reflected in the Redbox Financial Statements is adequate to meet the pro rata portion of the underlying Liability accrued as of the date of each Redbox Financial Statement (except to the extent corrected in any subsequent Redbox Financial Statement). The foregoing balance sheets reflect all properties and assets, real, personal or mixed, that are used by Redbox in the Redbox Business and are required to be reflected on such balance sheet pursuant to GAAP.

(b) As of the Closing Date, Redbox owes no outstanding debt to, and has no Liabilities to, Ventures, McDonald’s Corporation, McDonald’s USA or any of their respective Affiliates, other than certain obligations owed under the Transaction Agreements (which will be effective as of the Closing Date).

SECTION 3.07. Undisclosed Liabilities. Since the Redbox Interim Balance Sheet Date, Redbox has not incurred any Liabilities outside of the ordinary course of business that would, individually or in the aggregate, have a Material Adverse Effect on Redbox.

SECTION 3.08. Absence of Certain Changes. Except for transactions contemplated by the Transaction Agreements, transactions related to the contribution of assets from Ventures or GAM to Redbox or transactions contemplated by the Share Purchase Agreement by and among Ventures, Redbox, GAM, GARB and the GAM shareholders party thereto, dated as of July 1, 2005, and except as set forth on Schedule 3.08, from the Redbox Interim Balance Sheet Date to the Closing Date, Redbox has conducted the Redbox Business in the ordinary and usual course, and there has not occurred any of the following:

(i) any authorization, creation (by way of reclassification or otherwise), issuance or sale of any Equity Securities or Derivative Securities of Redbox, except for Class A Interests issued to Ventures for additional capital contributions to Redbox prior to the Closing Date (which issuance is reflected in the number of Class A Interests identified on Schedule 3.04(a));

(ii) any acquisition or redemption, directly or indirectly, of any Equity Securities of Redbox;

(iii) any split or combination of the Equity Securities of Redbox, or the declaration, set aside or payment of any dividend or distribution (whether in cash, stock or property) on any of its membership interests;

(iv) any acquisition, assignment, transfer, conveyance, license, commitment or disposition of assets by Redbox having a fair value or for a purchase price in excess of $100,000, in the aggregate, other than acquisitions or dispositions made in the ordinary course of business or dispositions of obsolete or surplus assets, including any DVD-

dispensing machines made by DVDPlay, for cash consideration in amounts equal to the fair market value thereof;

(v) any violation, breach or default of, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any contract to which Redbox is a party or by which its assets are bound, whether such breach or default is on the part of Redbox or, to the Knowledge of Redbox, any other party or parties to such contract;

(vi) any incurrence or assumption of any indebtedness, entry into any financing arrangements or modification of the terms of any existing indebtedness or financing arrangements;

(vii) any assumption, guarantee, endorsement or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for any Liabilities of any other Person;

(viii) any loans, advances or capital contributions to, or investments in, any other Person;

(ix) any incurrence of any Liens on any of the Redbox Assets other than Permitted Liens;

(x) any change to Redbox’s accounting policies and practices;

(xi) the granting of any stock-related, performance or similar awards or bonuses;

(xii) any forgiveness of any loans to employees, officers or directors, members or any of their respective Affiliates;

(xiii) any entry into any new, or amendment to any existing, employment, severance, consulting or salary continuation agreements with any members, officers, directors or employees, or granting of any increases in the compensation or benefits payable to members, officers, directors or employees;

(xiv) any entry into, amendment of or extension of any collective bargaining or other labor agreement;

(xv) any adoption, amendment or termination of any employee benefit plan or arrangement;

(xvi) any settlement of or agreement to settle any Proceeding (including any Proceeding relating to this Agreement or the transactions contemplated hereby) for amounts that are in excess of $25,000, in the aggregate;

(xvii) any damage, destruction, theft or other casualty loss (whether or not covered by insurance) with respect to the Redbox Assets;

(xviii) the occurrence of, or any adoption of a plan or any agreement or arrangement with respect to or resolutions providing for, any Organic Change; or

(xix) any change, condition, occurrence, circumstance or other event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Redbox.

SECTION 3.09. Intellectual Property.

(a) Redbox Intellectual Property. Except for commercial off-the-shelf software licensed or sub-licensed by Redbox as the licensee and except to the extent Redbox as licensor has licensed the Redbox IP to third parties under licenses listed on Schedule 3.09(b), Redbox (i) owns free and clear of all Liens (other than Permitted Liens) or (ii) has the right to use all Intellectual Property that is used in the Redbox Business as conducted at the Closing Date (such Intellectual Property hereinafter referred to as the “Redbox IP”). Schedule 3.09(a) lists all registered Redbox IP and applications to register Redbox IP, in each case that are owned by Redbox.

(b) License Agreements. Schedule 3.09(b) lists all license agreements, other than license agreements for commercial off-the-shelf software licensed or sub-licensed by Redbox, under which Redbox has licensed any portion of the Redbox IP from others and all license agreements under which Redbox has licensed Redbox IP to others. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated herein in accordance with their terms will: (i) constitute a breach of or default under any such license agreement; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Redbox IP; or (iii) impair the right of Redbox to use any Redbox IP or portion thereof in the manner currently used by Redbox. Except as set forth on Schedule 3.09(b), no royalties, honoraria, fees, or other payments are payable by Redbox to any Person by reason of the use, possession, sale, license or other exploitation of any Redbox IP or portion thereof in the manner currently used by Redbox, and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) No Infringement. The Redbox IP (i) does not constitute a breach or default under any license agreement listed on Schedule 3.09(b) and (ii) to the Knowledge of Redbox, does not infringe or constitute a misappropriation of any Intellectual Property right of any Person. Except as set forth on Schedule 3.09(c), to the Knowledge of Redbox, there is no currently pending or threatened claim or litigation against Redbox contesting the validity, ownership or right of Redbox to use or exploit any Redbox IP. Notwithstanding anything in this Section 3.09(c) to the contrary, this paragraph does not relate to the Intellectual Property rights of DVDPlay, Inc., a Delaware corporation (“DVDPlay”), which are separately covered in Section 3.09(d).

(d) No Infringement of DVDPlay Patents. The Redbox IP (i) does not and will not infringe or constitute a misappropriation of any currently existing or future claims that have a date of priority of November 1, 2005 or earlier and that are in any DVDPlay Patent and/or (ii) does not infringe or constitute a misappropriation of an Intellectual Property right of DVDPlay. For the purpose of this Section 3.09(d), “DVDPlay Patent” means a patent that issues or is granted from, is based on or claims priority to any publicly available patent application pending before the U.S. Patent & Trademark Office (“USPTO”) for which DVDPlay was, as of November 1, 2005, the assignee of record with respect to such application, according to the publicly available records in the USPTO on that date, and, in particular, U.S. Patent Application Ser. Nos. 09/903,444 and 09/578,631.

(e) Confidentiality. Redbox has taken commercially reasonable steps to protect, preserve and maintain the confidentiality of its confidential and proprietary information and data and confidential and proprietary information in its possession or custody. Without limiting the generality of the foregoing, Redbox has not disclosed in violation of any agreement with DVDPlay any confidential or proprietary information of DVDPlay (including DVDPlay’s human-readable version of computer software code) to any Person other than an employee or consultant to Redbox under a written nondisclosure agreement.

(f) Agreements with Consultants and Contractors. Each consultant and contractor of Redbox (other than employees of McDonald’s Corporation) involved in the development of Intellectual Property for Redbox has executed and delivered to Redbox a services agreement providing for the assignment of all right, title and interest that such consultant or contractor may have or may hereafter acquire in or to such Intellectual Property.

SECTION 3.10. Litigation. Except as set forth on Schedule 3.10, there are no claims, suits, actions, proceedings, arbitrations, administrative notices, administrative actions or investigations (each, a “Proceeding”) pending or, to the Knowledge of Redbox, threatened, against or affecting Redbox, and no judgments, decrees, injunctions, rules, stipulations or orders outstanding against or applicable to Redbox or against or applicable to any of its properties or businesses.

SECTION 3.11. Compliance with Laws; Authorizations. The Redbox Business has been conducted and is currently being conducted in compliance with all applicable Laws. All Authorizations required by Redbox to conduct the Redbox Business have been obtained, and all Authorizations required by Redbox to conduct the Redbox Business as now conducted are valid and in full force and effect. Redbox is in compliance with the terms and requirements of all such Authorizations. Redbox has not received any written notice or other written communication from or on behalf of any Governmental Entity regarding (a) any prior, pending, threatened or possible revocation, withdrawal, suspension, termination or modification of, or the imposition of any conditions with respect to, any Authorization; (b) any violation of any Law by Redbox; (c) any charge, complaint, Proceeding or review by any Governmental Entity with respect to the Redbox Business; or (d) any other limitations on the conduct of the Redbox Business.

SECTION 3.12. Contracts. Except for the Transaction Agreements and those agreements set forth on Schedule 3.12 (the “Material Contracts”), Redbox is not a party to any material contracts or agreements, written or oral, with any other Persons. Each of the Material Contracts is a valid, binding and enforceable obligation of Redbox and, to the Knowledge of Redbox, the other parties thereto, in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general principles of equity. Redbox has performed all obligations imposed upon it under the Material Contracts, and there are not, under any of such Material Contracts, any defaults or events of default on the part of Redbox or, to the Knowledge of Redbox, any other party thereto, that would have a Material Adverse Effect on Redbox. To the Knowledge of Redbox, no party to any Material Contract intends to cancel, terminate or refuse to renew such Material Contract or to decline to exercise any option or right thereunder.

SECTION 3.13. Employees; Employee Benefit Plans.

(a) Redbox does not have, nor has it ever had, any employees.

(b) Redbox has never sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or been party to, any Benefit Plan, nor does it have (nor could it ever have) any Liability, direct or indirect, contingent or otherwise (including any Liability arising out of an indemnification, guarantee, hold harmless or similar agreement), under or with respect to any Benefit Plan that was adopted, established or in effect prior to the Closing Date.

SECTION 3.14. Books and Records. Redbox has made available to Coinstar, to the extent requested, copies of all books, files, archives, journals, ledgers, registers, logs, statements, databases, data, I-9 forms, legal records and other records and notations, in whatever form recorded, relating or pertaining to all financial and/or operational information that Redbox uses in, and that are necessary to, the conduct of the Redbox Business (collectively, the “Requested Books and Records”), whether in the possession of Redbox or a third party. The Requested Books and Records of Redbox are complete and accurate in all material respects.

SECTION 3.15. Financial Advisors and Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor of Redbox in connection with this Agreement or the transactions contemplated thereby, and no Person is entitled to receive any broker’s, finder’s or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Redbox or any of its directors, officers, members or employees.

SECTION 3.16. Exemption from Registration. Assuming the representations and warranties of Coinstar set forth in Article V are true and correct, the offer and sale of the Interests made pursuant to this Agreement will be in compliance with the Securities Act and any applicable state securities Laws and will be exempt from the registration requirements of the Securities Act and state securities Laws.

SECTION 3.17. Taxes. All Tax obligations of Redbox with respect to its operation of the Redbox Business have been timely paid or are being contested in good faith, and, except as reflected in the Redbox Interim Balance Sheet, Redbox has no liability for any Tax obligations with respect to its operation of the Redbox Business and no interest or penalties have accrued or are accruing with respect thereto, whether state, county, local or otherwise, with respect to any periods prior to the Closing Date.

SECTION 3.18. Property.

(a) Set forth on Schedule 3.18(a) is a complete and accurate list of all real property leased, licensed or rented by Redbox for use in the operation of the Redbox Business in locations other than McDonald’s restaurants (the “Real Property”). Redbox does not own fee title in any real property.

(b) Redbox has provided to Coinstar a complete and accurate list of all personal property owned, leased or rented by Redbox for use in the operation of the Redbox Business having, on an individual basis, a net book value in excess of $10,000 (the “Personal Property”).

(c) Redbox has delivered to Coinstar true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Real Property and the Personal Property. Except as set forth in Schedule 3.18(c) (whether by item or by category), the Redbox Assets, including the Real Property and the Personal Property, include all property used in the conduct of the Redbox Business as presently conducted.

(d) Redbox has good leasehold title to all leased Real Property, subject to (i) Permitted Liens, (ii) easements, rights of way, and other similar encumbrances that do not affect the use of the properties or assets subject thereto or affected thereby, and (iii) such imperfections or irregularities of title or liens as do not affect the use of the properties or assets subject thereto or affected thereby, none of which impair or reduce the value or utility of the Real Property for use in the Redbox Business as presently conducted. Redbox does not sublease or sublicense to any third party any Real Property.

(e) To the Knowledge of Redbox, there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the Real Property for the conduct thereon of the Redbox Business as presently conducted. Redbox has received all necessary approvals with regard to occupancy and maintenance of the Real Property. Except as specifically set forth in Schedule 3.18(e), Redbox has no knowledge of any physical defect in the Real Property.

(f) Each lease or license of any portion of the Real Property, and each lease, license, rental agreement, contract of sale or other agreement to which Personal Property is subject, is a valid, binding and enforceable obligation of Redbox and, to the Knowledge of Redbox, the other parties thereto. Redbox has performed all obligations imposed on it thereunder, and neither Redbox nor, to the Knowledge of Redbox, any other party thereto is in default thereunder in any material respect, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by Redbox or, to the Knowledge of Redbox, any other party thereto. To the Knowledge of Redbox, no party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No Real Property or Personal Property is subject to any lease, license, contract of sale or other agreement that could reasonably be expected to have a Material Adverse Effect on the Redbox Business.

SECTION 3.19. Equipment. The DVD Kiosks owned by Redbox are in good operating condition and repair, subject to normal wear and tear, and are adequate for the conduct of the Redbox Business.

SECTION 3.20. Environmental Matters. Redbox is and has been in compliance with all applicable Environmental Laws in the conduct of the Redbox Business and the operation and ownership of the Redbox Assets. Redbox has not received any written notice from any Governmental Entity that is reasonably expected to give rise to any liability to Redbox with respect to any violation of any Environmental Law or with respect to any Remedial Action required under any Environmental Law.

SECTION 3.21. Working Capital. As of the Closing Date, Redbox has assets classified as “current assets” in accordance with GAAP equal to all liabilities classified as “current liabilities” in accordance with GAAP; provided, however, that to the extent Redbox has incurred, but not paid, as of the Closing Date, current liabilities to acquire and install DVD Kiosks, such current liabilities shall not be taken into account for purposes of determining Redbox’s working capital as of the Closing Date. Notwithstanding anything in this Section 3.21 to the contrary, Ventures shall be required to make the minimum $18,000,000 capital contribution, which is referenced in Section 3.22, to Redbox prior to the Closing Date.

SECTION 3.22. Ventures’ Capital Contribution. Prior to the Closing Date, Ventures has contributed to Redbox a combination of cash, advertising and/or other assets with a minimum value of $18,000,000. Such capital contributions consisted of (i) not less than 750 DVD Kiosks (the “Contributed Machines”) valued at their acquisition costs plus installation costs incurred and paid by Ventures or its Affiliates; (ii) all leasehold improvements completed or to be completed for the primary purpose of enabling the installation of the Contributed Machines, valued at actual cost incurred and paid by Ventures or its Affiliates; provided, however, that such leasehold improvements shall remain intact at all McDonald’s restaurants after the Contributed Machines have been removed from such locations; and (iii) third-party advertising costs incurred and paid through the Closing Date by McDonald’s USA or its franchisees or Affiliates to support the launch of the DVD Kiosks in the Test Markets. Ventures has delivered to Coinstar a statement of its prior capital contributions to Redbox, certified by its Chief Investment Officer, confirming that such Capital Contributions have been made to Redbox prior to the Closing Date. However, as long as Ventures has made such minimum capital contribution (including the contribution of at least 750 DVD Kiosks) to Redbox, Redbox may have certain additional Liabilities associated with the installation of the Contributed Machines, or the purchase of additional DVD Kiosks, and such Liabilities shall not be treated as current liabilities for purposes of Section 3.21 and Ventures shall have no obligation to pay, directly or indirectly, such Liabilities.

SECTION 3.23. Contribution Agreements. With respect to each of the Contribution Agreements, as of the Closing Date:

(a) (i) Redbox has received all right, title and interest in the assets that were to be contributed to it under that Contribution Agreement (in each case, the “Contributed Assets”), (ii) all filings, registrations, applications and notices to or with Governmental Entities necessary to transfer such interest to Redbox have been duly and properly made, and (iii) there are no approvals or consents from either third parties or Governmental Entities (other than those previously obtained and currently in effect) required or necessary to make such transfers effective and binding upon the affected parties;

(b) None of the contributing parties has claimed to retain an interest in any of the Contributed Assets, or in any way contested Redbox’s right, title and interest to the Contributed Assets;

(c) As relates to the First and Second Contribution Agreements, McDonald’s Corporation has not retained, nor does it claim to retain, any assets related to the Redbox Business, other than the “Excluded Assets” identified in the First Contribution Agreement;

(d) As relates to the GAM Contribution Agreement, Redbox did not assume any of the Liabilities of GAM; however, to the extent that Redbox might have any Liabilities as a successor in interest to GAM’s business, Ventures shall be responsible for such Liabilities except to the extent that they are reflected in the Redbox Interim Balance Sheet; and

(e) As relates to the First and Second Contribution Agreement, Redbox did not assume, and is not responsible for, any of the Liabilities of McDonald’s Corporation, except for the liabilities referenced in the First Contribution Agreement (the “Assumed Obligations”). Such Assumed Obligations have either been paid prior to the Closing Date or are reflected in the Redbox Interim Balance Sheet, and, in either event, are obligations incurred by McDonald’s Corporation in the ordinary course of conducting the Redbox Business prior to the contribution of assets to, and the assumption of Liabilities by, Redbox under the First Contribution Agreement.

SECTION 3.24. Termination of Agreements. Except for the Transaction Agreements and the Share Purchase Agreement, all contracts, agreements and arrangements between Redbox, on the one hand, and Ventures, McDonald’s USA, McDonald’s Corporation and any of their respective Affiliates, on the other hand, have been terminated.

SECTION 3.25. No Employee Disputes. Inasmuch as Redbox has not had any employees prior to the Closing Date, to the Knowledge of Redbox, there are no disputes or disciplinary actions pending or threatened between Redbox and any current or prospective employee. Redbox has no management, employment or other contracts for employment or executive services with any employees.

SECTION 3.26. Absence of Illegal Payments. Neither Redbox nor any director, officer, agent, employee or other person acting on behalf of Redbox has used any of Redbox’s funds for contributions, payments, gifts or entertainment to any person, or made any expenditures relating to political activity to any government official or other person, in violation of applicable Law. Furthermore, neither Redbox nor any director, officer, agent, employee or other person acting on behalf of Redbox has accepted or received, to the Knowledge of Redbox, any contribution, payments, gifts or expenditures in connection with the operation of the Redbox Business in violation of applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VENTURES

Ventures hereby represents and warrants to, and agrees with, Coinstar that, as of the Closing Date:

SECTION 4.01. Organization and Qualification. Ventures is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all limited liability company power and authority to own or lease and operate its properties and assets and to conduct its business as it is currently being conducted.

SECTION 4.02. Authorization of Agreements.

(a) Ventures has all necessary power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party. The execution, delivery and performance of the Transaction Agreements to which it is a party, and the consummation by Ventures of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of Ventures.

(b) The Transaction Agreements to which it is a party have been duly executed and delivered by Ventures, and each such agreement constitutes a legal, valid and binding obligation of Ventures, enforceable against Ventures in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general principles of equity.

SECTION 4.03. Consents; No Conflicts.

(a) No Authorization from, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Ventures in connection with the execution, delivery and performance of the Transaction Agreements to which Ventures is a party and the consummation of the transactions contemplated thereby.

(b) The execution and delivery of the Transaction Agreements to which Ventures is a party does not, and the performance of the obligations set forth therein and the consummation of the transactions contemplated thereby will not, (i) violate or conflict with any term, condition or provision of the organizational documents of Ventures; (ii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time or both) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or require any consent, waiver or approval under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, development agreement, contract, license or any other agreement, instrument or obligation to which Ventures is a party or by which Ventures, or any of its properties, is bound; or (iii) violate or conflict in any material respect with any Law applicable to Ventures or its business.

SECTION 4.04. Financial Advisors and Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor of Ventures in connection with this Agreement or the transactions contemplated thereby, and no Person is entitled to receive any broker’s, finder’s or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Ventures or any of its directors, officers, members or employees.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COINSTAR

Coinstar hereby represents and warrants to, and agrees with, Redbox and Ventures that, as of the Closing Date:

SECTION 5.01. Organization and Qualification of Coinstar. Coinstar is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority to own or lease and operate its properties and assets and to conduct its business as it is currently being conducted.

SECTION 5.02. Authorization of Agreements.

(a) Coinstar has all necessary power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party. The execution, delivery and performance of the Transaction Agreements, and the consummation by Coinstar of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of Coinstar, including any approval of shareholders or the board of directors or similar governing body of Coinstar.

(b) Each of the Transaction Agreements to which it is a party has been duly executed and delivered by Coinstar, and each such agreement constitutes a legal, valid and binding obligation of Coinstar, enforceable against Coinstar in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general principles of equity.

SECTION 5.03. Consents; No Conflict.

(a) No Authorization from, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Coinstar in connection with the execution, delivery and performance of any of the Transaction Agreements to which Coinstar is a party and the consummation of the transactions contemplated thereby.

(b) The execution and delivery of each of the Transaction Agreements to which Coinstar is a party does not, and the performance of the obligations set forth therein and the consummation of the transactions contemplated thereby will not, (i) violate or conflict with any term, condition or provision of the organizational documents of Coinstar; (ii) conflict with, contravene or result in a breach or violation of any of the terms or provisions of, or constitute a default (with or without notice or the passage of time or both) under, or result in or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation under, or require any consent, waiver or approval under, any note, bond, debt instrument, indenture, mortgage, deed of trust, lease, loan agreement, joint venture agreement, development agreement, contract, license or any other agreement, instrument or obligation to which Coinstar is a party or by which Coinstar, or any property of Coinstar, is bound or otherwise affected; or (iii) violate or conflict with any Law applicable to Coinstar or its business.

SECTION 5.04. Ownership of Interests; Purpose of Investment. The Interests constitute an equity investment and Coinstar is acquiring the Interests pursuant to this Agreement for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Coinstar acknowledges that the Interests have not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act.

SECTION 5.05. Investor Status. Coinstar represents and warrants that it is an “accredited investor” within the meaning of Regulation D. By reason of its business and financial experience, sophistication and knowledge, Coinstar has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of the investment made pursuant to this Agreement. Coinstar confirms that it is able (a) to bear the economic risk of this investment, (b) to hold the Interests for an indefinite period of time, and (c) to bear a complete loss of its investment. Coinstar represents that it has sufficient liquid assets so that the illiquidity associated with this investment will not cause any undue financial difficulties or affect its ability to provide for its current needs and possible financial contingencies.

SECTION 5.06. Restricted Securities. Coinstar understands that the Interests are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Redbox in a transaction not involving a public offering and that under the Securities Act such securities may be resold without registration only in certain limited circumstances. In this connection, Coinstar represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 5.07. Access to Information. In order to conduct its own independent investigation, review and analysis of the business, operations, financial condition, assets and Liabilities of Redbox, Coinstar has been given access to all requested information about Redbox, has received physical delivery of all documents that Coinstar has requested, and has had adequate opportunity to ask questions of, and receive answers from, Representatives of Redbox concerning the business, operations, financial condition, assets and Liabilities of Redbox and other matters relevant to its investment in the Class A Interests. In entering into this Agreement, Coinstar acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of Ventures, Redbox or any of their respective Representatives (except the specific representations and warranties set forth in Articles III and IV of this Agreement).

SECTION 5.08. Financial Advisors and Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor of Coinstar or any of its Affiliates in connection with this Agreement or the transactions contemplated thereby, and no Person is entitled to receive any broker’s, finder’s or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Coinstar or any of its Affiliates, directors, officers, shareholders or employees.

SECTION 5.09. DVDXpress Investment. Coinstar has entered into a Credit Agreement dated as of August 5, 2005 with Video Vending New York, Inc. (d/b/a DVDXpress) (“DVDXpress” and such agreement, the “DVDXpress Credit Agreement”) pursuant to which Coinstar has loaned, or will loan, DVDXpress up to $4,500,000 and that contemplates that DVDXpress shall negotiate, and cause DVDXpress’ Principal Shareholders (as defined in the DVDXpress Credit Agreement) to negotiate, in good faith, to enter into an option agreement with Coinstar pursuant to which Coinstar will have the option to acquire DVDXpress or its assets, whether by stock purchase, asset purchase, merger or otherwise (the “DVDXpress Option”). The DVDXpress Credit Agreement is the valid and binding obligation of Coinstar enforceable against Coinstar in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general principles of equity. Coinstar (a) has delivered to Redbox and Ventures complete and correct copies, with the exception of the redacted sections as noted therein (including the redaction of all of the terms and conditions which the parties have agreed to in connection with the DVDXpress Option), of the DVDXpress Credit Agreement, as amended to date and which as so delivered are in full force and effect, and (b) shall keep Redbox and Ventures reasonably informed as to the material terms of any agreement entered into by Coinstar with respect to the DVDXpress Option. Coinstar may assign its rights (including with respect to the DVDXpress Option) or participations under the DVDXpress Credit Agreement to Redbox without the consent of DVDXpress. The DVDXpress Option may be exercised by Coinstar or its assignee without the payment of any equity securities of Coinstar or any of its Affiliates.

ARTICLE VI

COVENANTS

SECTION 6.01. Taking of Necessary Action. After the date hereof, each Party shall, and shall use its reasonable best efforts to cause any of its Affiliates to, in addition to any other obligations they may assume pursuant to the Transaction Agreements, cooperate with and provide to[ the other Party such assistance as that Party may reasonably request with respect to the transactions contemplated by this Agreement.

SECTION 6.02. Confidentiality. Except as agreed with Redbox, Coinstar shall, and shall cause all of its Affiliates to, keep strictly confidential, and not divulge, all Proprietary Information and implement all measures necessary to maintain such confidentiality. Coinstar shall only provide Proprietary Information to those Affiliates of Coinstar and its advisors, lawyers and accountants on a need-to-know basis. Notwithstanding anything herein to the contrary, Coinstar (and each Representative of Coinstar) may (a) consult with any tax advisor regarding the tax treatment or tax structure of the transactions contemplated by this Agreement and (b) disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analysis) that are provided to Coinstar relating to such tax treatment or tax structure; provided, however, that clause (b) shall not apply until the earliest of (i) the date of the public announcement of discussions relating to the transactions contemplated by this Agreement, (ii) the date of the public announcement of the transactions contemplated by this Agreement, or (iii) the date of the execution of this Agreement. For this purpose, “tax structure” is limited to any facts relevant to the tax treatment of the transactions contemplated by this Agreement, and does not include information relating to the identity of the Parties.

SECTION 6.03. Publicity. Ventures and Coinstar shall use their reasonable best efforts to draft a joint press release with respect to this Agreement, the Transaction Agreements and the transactions contemplated hereby or thereby; provided, however, that if Ventures and Coinstar do not agree on such a joint press release, Ventures and Coinstar shall seek the approval of the other Party before issuing any press release or otherwise making any public statements with respect to this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement prior to such approval (which may not be unreasonably withheld, conditioned or delayed), except as may be required by Law. Prior to making any public disclosure required by applicable Law, each of Ventures and Coinstar shall consult with the other Party as to the content and timing of such public announcement or press release.

SECTION 6.04. Legend. Coinstar agrees to the placement on (a) certificates representing the Interests and (b) any certificate issued at any time in exchange or substitution for any certificate bearing such legend, the legend required by the Redbox LLC Agreement (the “Private Placement Legend”). The Private Placement Legend shall be removed from a certificate representing the Interests if the securities represented thereby are sold pursuant to an effective registration statement under the Securities Act, or there is delivered to Redbox such satisfactory evidence, which may include an opinion of independent counsel, as reasonably may be requested by Redbox, to confirm that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such securities shall not violate the registration and prospectus delivery requirements of the Securities Act.

SECTION 6.05. No Obligations of the McDonald’s System.

(a) McDonald’s Corporation and the restaurant system supported by franchisees, suppliers, McDonald’s Corporation, McDonald’s USA and other related entities (the “McDonald’s System”) involve a vast array of activities, assets, relationships, participants and constituents, including the suppliers and owner-operators of McDonald’s restaurants.

(b) Except as otherwise provided in the Redbox LLC Agreement and the other Transaction Agreements to which they are parties, Ventures, McDonald’s Corporation and McDonald’s USA shall have no obligation or fiduciary duty:

(i) to cause any particular business activity of or relating to the McDonald’s System to be conducted through Redbox;

(ii) to cause any other strategic investments to be made by such parties through Redbox;

(iii) to conduct any automated vending activities through Redbox;

(iv) to share with Redbox any business opportunity presented to it;

(v) to expand its automated vending activities; or

(vi) to require or encourage other participants in the McDonald’s System to participate in or take any action in respect of any activities of Redbox.

(c) It will be left to the sole and absolute discretion of Ventures, McDonald’s Corporation and McDonald’s USA to decide how it conducts its business activities (subject to the restrictions and obligations noted in Section 6.05(b)), and such decisions may be made by such entity based upon its business judgment, taking into account its overall business interest, the overall best interests of the McDonald’s System, and the need to comply with applicable legal requirements, and such entity shall not be accountable to Redbox for the impact of such business decisions upon the Redbox Business. In exercising such discretion, neither Ventures nor any Affiliate of Ventures shall be liable to any Person for claims that Ventures or such Affiliate of Ventures breached a fiduciary duty or any other duty to Redbox or any member of Redbox, including Coinstar, GAM and GARB.

SECTION 6.06. DVDXpress Option.

(a) Subject to the terms of this Section 6.06(a), at any time during the first year after the Closing Date, Ventures shall have the right, in its sole discretion, to cause Redbox to exercise an option to require Coinstar to assign to Redbox all (but not less than all) of Coinstar’s rights in respect to the DVDXpress Credit Agreement and the DVDXpress Option (collectively the “DVDXpress Rights”). If Redbox wishes to exercise the option in its favor to acquire the DVDXpress Rights, it shall do so by giving to Coinstar written notice of the exercise of such option at any time within the first year after the Closing Date, and Coinstar shall, no later than ten (10) Business Days after the receipt of such written notice, provide to Redbox a computation of the Closing Option Payment and shall promptly thereafter assign to Redbox the DVDXpress Rights, by means of an assignment agreement reasonably acceptable to the parties. At the closing of such transaction, Redbox shall transfer, in immediately available funds by wire transfer as directed pursuant to instructions delivered by Coinstar to Redbox no later than two (2) Business Days prior to the scheduled closing, all principal, accrued but unpaid interest, and other amounts due and payable to Coinstar by DVDXpress under the DVDXpress Credit Agreement, including amounts due and payable to Coinstar by DVDXpress from any future financings provided by Coinstar to DVDXpress in accordance with this Section 6.06 after the date hereof but prior to the date Redbox exercises its option to acquire the DVDXpress Rights (the “Closing Option Payment”); provided that any rights Coinstar obtained in such future financings are also assigned to Redbox and constitute part of the DVDXpress Rights. Furthermore, Redbox shall indemnify and hold harmless Coinstar from any and all obligations and Liabilities that may arise under the DVDXpress Rights assigned to Redbox, to the extent that such obligations arise after the assignment of the DVDXpress Rights to Redbox and were not caused by acts or omissions of Coinstar prior to the date of such assignment. Should Redbox choose to exercise the DVDXpress Option, it shall be responsible for all payments in connection therewith and shall pay all such amounts in cash and shall have no right to request or to cause Coinstar to issue any equity securities to pay the Closing Option Payment, even though the DVDXpress Option otherwise permits the use of such equity securities in partial satisfaction of the amounts due to DVDXpress under the DVDXpress Credit Agreement. Coinstar covenants that it will not exercise the DVDXpress Option at any time during the first year after the Closing Date.

(b) If Redbox does not exercise the option granted to it under Section 6.06(a) during the first year after the Closing Date, and as long as Ventures and its Affiliates continue to hold 25% or more of the outstanding Class A Interests, Coinstar shall be subject to the following two limitations that will remain in full force and effect from the one (1) year anniversary of the Closing Date through the three (3) year anniversary of the Closing Date and thereafter lapse:

(i) Ventures shall have the right, in its sole discretion, to cause Redbox to exercise an option to purchase from Coinstar either (A) the DVDXpress Option or (B) if the DVDXpress Option has previously been exercised by Coinstar, the business acquired and operated by Coinstar pursuant to the DVDXpress Option, in either case at the fair market value of such business net (if the DVDXpress Option has not yet been exercised) of the amount of any payment required to exercise the DVDXpress Option (the “DVDXpress Transferred Rights”) determined as of the estimated closing date of the transaction. Redbox may exercise this option by giving written notice thereof to Coinstar at any time after the one (1) year anniversary of the Closing Date but before the three (3) year anniversary of the Closing Date. After written notice of the option has been given, Coinstar and Ventures shall confer in good faith to determine the fair market value of the DVDXpress Transferred Rights and, if they can not reach such agreement within thirty (30) days of commencement of the discussions, the determination of such fair market value shall be established by an independent investment banking firm mutually acceptable to Coinstar and Ventures. If they cannot reach agreement on the identity of such an investment banker within ten (10) days of the commencement of discussions regarding the selection of such independent investment banker, Ventures and Coinstar shall, within five (5) days of the expiration of such ten day period, each select an independent investment banker and the independent investment bankers so selected shall promptly select a third independent banker to be the party responsible for determining the fair market value of the DVDXpress Transferred Rights. Such independent investment banker shall determine the fair market value of the DVDXpress Transferred Rights as soon as is reasonably practicable after its selection, and its determination of value shall be final and binding upon Coinstar and Redbox; provided that Redbox may, in its sole discretion, revoke its exercise of the option to purchase the DVDXpress Transferred Rights within five (5) Business Days of receipt of fair market value of the DVDXpress Transferred Rights (provided that Redbox may not revoke its exercise of such option less than thirty (30) days prior to the expiration of the DVDXpress Option); provided further that if Redbox decides to revoke its exercise of the option to purchase the DVDXpress Transferred Rights pursuant to the foregoing provisio, (x) Ventures shall pay all out-of-pocket costs incurred by either Redbox or Coinstar in connection with the determination of fair market value of the DVDXpress Transferred Rights (including the costs of the independent investment banking firm) and (y) Redbox shall no longer have a right to exercise any option to purchase the DVDXpress Transferred Rights. The sale of the DVDXpress Transferred Rights shall occur no later than sixty (60) days after the later of (1) the determination of their fair market value (whether such valuation is established through negotiations between Coinstar and Redbox or by an independent investment banking firm) or (2) the receipt of all necessary approvals from any Governmental Entities, and at closing Redbox shall pay to Coinstar the purchase price in full in cash or through the wire transfer of immediately available funds.

(ii) If, at any time between the one (1) year and (3) year anniversaries of the Closing Date, Coinstar wishes to sell its interest in the DVDXpress Option or, if the DVDXpress Option has previously been exercised, the business acquired through Coinstar’s exercise of the DVDXpress Option, prior to offering such interest to any third party, Coinstar shall first offer to sell such interest to Redbox, on the terms outlined by Coinstar in a written offer letter (the “DVDXpress Offer Terms”), and Ventures shall have a period of twenty (20) days after the receipt of the DVDXpress Offer Terms to cause, in its sole discretion, Redbox to exercise the right to purchase such assets in accordance with the DVDXpress Offer Terms. If the DVDXpress Offer Terms are accepted within such period, Redbox and Coinstar shall promptly proceed to close the sale in accordance with the DVDXpress Offer Terms. If, on the other hand, Redbox fails to accept in writing, or fails to respond, to the DVDXpress Offer Terms within such twenty (20) day period, Coinstar shall thereafter be free to dispose of such assets to any third party of its choice, at any time within the next twelve (12) months, as long as the transaction is on terms and conditions no more favorable to the purchaser than those set forth in the DVDXpress Offer Terms. Should, however, the DVDXpress Offer Terms be changed in any material respect, making the offer more favorable to the prospective purchaser, the assets to be sold must first be reoffered to Redbox, on the new terms and conditions, in which event Redbox shall have a period of not less than twenty (20) days after the receipt of such revised offer to decide whether or not to accept it. Failure to respond during such period shall be deemed a rejection of the offer.

(c) Nothing in this Section 6.06 or elsewhere in this Agreement shall preclude Coinstar from exercising any of the following rights, and should it do so it will have no Liability to Ventures or any of its Affiliates for taking such actions:

(i) Coinstar may, from and after the date hereof, advance monies to DVDXpress under the DVDXpress Credit Agreement, in accordance with its terms, provided that Coinstar provides sixty (60) days’ prior written notice to Redbox and Ventures of any such advance;

(ii) Coinstar may amend, modify or otherwise adjust the terms of the DVDXpress Credit Agreement, without the consent of Redbox, Ventures or any of their respective Affiliates; provided, however, that Coinstar shall provide sixty (60) days’ prior written notice to Redbox and Ventures of any such amendment, modification or adjustment; and provided further that any such additional or modified rights shall, for all purposes, be regarded as DVDXpress Rights that Redbox will have an option to acquire under this Section 6.06; and

(iii) Neither Coinstar nor any Affiliate thereof shall, without the prior written consent of Redbox, enter into any agreement to: (A) provide field services to DVDXpress during the first year after the Closing Date, (B) provide marketing services to DVDXpress for a period of two years after the Closing Date, and (C) provide any other material services to

DVDXpress to support its business activities, pursuant to formal business arrangements, for a period of two years after the Closing Date; provided, however, that nothing contained in this Section 6.06(d)(iii) is intended to preclude Coinstar from conferring with, and giving advice to DVDXpress, for purposes of protecting its interest in DVDXpress, whether such interest is as a creditor and/or equity holder. Furthermore, if, after the one (1) year period set forth in clause (A) above and until the two (2) year anniversary of the Closing Date, Coinstar provides any field services to DVDXpress, Coinstar agrees to make such services available to Redbox on similar terms (if and to the extent feasible) if so requested by Redbox, except if Coinstar exercises the DVDXpress Option, at which point this sentence will be null and void.

(iv) The restrictions set forth in this Section 6.06(c) shall lapse at such time as Ventures ceases to hold at least a twenty-five percent (25%) of the outstanding Class A Interests in the Company.

(d) Notwithstanding anything in this Section 6.06 to the contrary, Coinstar may take, at any time, such actions as it considers necessary, advisable, or appropriate to protect the DVDXpress Rights (as such rights might be subsequently amended or modified) to ensure the enforceability of the DVDXpress Rights, to collect amounts that may be due and owing to Coinstar, and to preserve its rights under the DVDXpress Credit Agreement, whether or not such actions seem appropriate or advisable to Redbox, Ventures or their respective Affiliates.

(e) Notwithstanding anything in this Section 6.06 to the contrary, Coinstar shall not be restricted from exercising any rights as a creditor that it may have under the DVDXpress Credit Agreement if DVDXpress should breach or otherwise be in default under the terms thereunder.

(f) If, at any time, Ventures wishes to cause Redbox to exercise the rights granted to it under this Section 6.06, Ventures shall so advise Coinstar, and Coinstar shall cause its representatives on the Redbox Board of Managers to vote in favor of such action, including to (i) exercise the option to acquire the DVDXpress Rights set forth in Section 6.06(a), (ii) consummate the acquisition of DVDXpress or DVDXpress’ assets pursuant to the DVDXpress Option, and (iii) accept Coinstar’s offer of providing services to Redbox pursuant to section 6.06(c).

SECTION 6.07. Coinstar Option.

(a) Ventures grants to Coinstar a one-time option (the “Coinstar Option”) to purchase that portion of the Class A Interests owned by Ventures sufficient to bring Coinstar’s ownership interest of Class A Interests up to fifty-one percent (51%) of the outstanding Class A Interests. The purchase price of any Class A Interests purchased by Coinstar (the “Transferred Class A Interests”) shall be based on a valuation of all of the Class A Interests of Redbox equal to $138,000,000. In addition, Ventures shall be entitled to receive when distributed by Redbox any accrued but unpaid Percentage Preferred Returns (as defined in the Redbox LLC Agreement) owing on the Transferred Class A Interests to the extent that such Percentage Preferred Returns have accrued on such interest as of the transfer date but are not distributed by Redbox until after such transfer date. Coinstar shall be entitled to receive all distributions in respect to the Percentage Preferred Returns on the Transferred Class A Interest that accrue after the transfer date. Furthermore, Redbox, Coinstar and Ventures agree that, in the event Class A Interests are transferred to Coinstar under the Coinstar Option, Redbox shall distribute directly to Ventures its share of accrued but unpaid Percentage Preferred Returns on the Transferred Class A Interests before distributing to Coinstar its share of the accrued but unpaid Percentage Preferred Returns on the Transferred Class A Interests, and Redbox will receive instructions to such effect in the event of a transfer. Coinstar will have no liability for Redbox’s obligation to distribute to Ventures its shares of any accrued but unpaid Percentage

Preferred Returns on the Transferred Class A Interests, and Ventures will look solely to Redbox for such payments; provided, however, that if Redbox pays to Coinstar such Percentage Preferred Returns accruing on the Transferred Class A Interests after the date of sale that should have been paid to Ventures, Coinstar agrees to remit such Percentage Preferred Returns to Ventures. Coinstar may exercise this option at any time between the two-year anniversary and the three-year anniversary of the Closing Date (the “Option Period”) as long as written notice of Coinstar’s election to exercise such option is given within the Option Period. The closing of such transaction shall occur no later than twenty (20) Business Days after such written notice is given, and at the closing (i) Coinstar shall transfer, in immediately available funds by wire transfer as directed pursuant to instructions delivered by Ventures to Coinstar no later than two (2) Business Days prior to the scheduled closing, the amount of the purchase price set forth above, (ii) Ventures shall transfer its right, title and interest to such Transferred Class A Interests free and clear of all Liens, and (iii) Ventures and Coinstar shall cooperate to effectuate such transfer in accordance with the terms of the Redbox LLC Agreement. For the sake of clarity, if Coinstar exercises the Coinstar Option and purchases that portion of the Class A Interests owned by Ventures sufficient to bring the percent of Class A Interests owned by Coinstar to fifty-one percent (51%) of the outstanding Class A Interests, thereafter Ventures or Coinstar, as the case may be, may trigger the buy-sell provisions of Section 8.06 of the Redbox LLC Agreement.

(b) If Coinstar becomes the holder of fifty-one percent (51%) or more of the outstanding Class A Interests as a result of the exercise of the Coinstar Option, Redbox’s Board of Managers will automatically expand from four to five members, and Coinstar shall have the right to appoint three of those members, and Ventures shall have the right to appoint two of those members, in each case as provided in Section 6.01(d) of the Redbox LLC Agreement.

(c) Any Person (other than Coinstar), including any Affiliate of Ventures, that acquires Ventures’ Class A Interests in Redbox shall hold such Class A Interests subject to the Coinstar Option.

SECTION 6.08. Redbox Agreements. Each of Ventures and Coinstar shall use their reasonable best efforts to cause Redbox to comply, in all material respects, with the terms of the Transaction Agreements and the Share Purchase Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Fees and Expenses. Each of the Parties shall bear its own costs and expenses (including fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of the Transaction Agreements, each of the other documents and instruments executed in connection with or contemplated thereby and the consummation of the transactions contemplated thereby.

SECTION 7.02. Survival of Representations, Warranties, Covenants and Agreements. Each representation or warranty in this Agreement shall survive the Closing until the two-year anniversary of the Closing Date; provided, however, that each representation and warranty made in Section 3.09(d) shall survive the Closing Date until and including June 1, 2009, each representation and warranty made in Sections 3.01, 3.02, 3.03(b)(i), 3.04, 4.01, 4.02, 4.03(b)(i), 5.01, 5.02 and 5.03(b)(i) shall survive indefinitely, and each representation and warranty made in Section 3.13 and Section 3.17 shall survive until sixty (60) days after termination of the applicable statute of limitations period. The covenants or agreements contained in Article VI shall survive the Closing until the date on which the covenant or agreement has been performed in full. Any claim for indemnification under this Article VII arising out of the inaccuracy or breach of any representation, warranty, covenant or agreement must be made prior to the end of the period for which such representation, warranty, covenant or agreement survives, as set forth in this Section 7.02.

SECTION 7.03. Indemnification.

(a) Ventures hereby agrees to indemnify and hold harmless Coinstar and its officers and directors (collectively, the “Indemnified Coinstar Parties”) against any and all losses, penalties, judgments, suits or Liabilities (less the proceeds of any insurance collectible but including reasonable attorneys’ fees and disbursements) (collectively, “Losses”), and each such Indemnified Coinstar Party shall have no liability to any of Redbox, Ventures, GAM or their respective Affiliates, managers, directors, officers, agents, employees, owners, creditors or security holders for any Losses incurred by, imposed upon or asserted against any of the Indemnified Coinstar Parties as a result of, relating to, arising out of or based upon (i) the breach of any representation or warranty made in Articles III or IV of this Agreement (each of which shall be deemed to have been made for the benefit of Coinstar); (ii) the breach of any agreement or covenant made by Ventures in this Agreement (each of which shall be deemed to have been made for the benefit of Coinstar); or (iii) Taxes imposed on Redbox in respect of its income, business, property or operations, or for which Redbox may otherwise be liable, in each case for any taxable period or portion thereof ending prior to or on the Closing Date; provided, however, that the Indemnified Coinstar Parties shall not be indemnified from and against any Losses pursuant to this Section 7.03(a) to the extent that the Indemnified Coinstar Parties have been indemnified from and against any Losses pursuant to Section 7.03(a) that in the aggregate exceed the amount of the Total Cash Consideration. For purposes of this Section 7.03(a), with respect to any taxable period that begins on or before the Closing Date and ends after the Closing Date, Taxes shall be allocated between the two portions of the taxable period based on a closing of the books method, except that Taxes imposed on a per diem basis shall be allocated based on the number of days in each portion.

(b) Coinstar hereby agrees to indemnify and hold harmless Redbox, Ventures, each of their respective Affiliates and each of their respective officers and directors (collectively, the “Indemnified Redbox Parties”) against any and all Losses, and each such Indemnified Redbox Party shall have no liability to Coinstar or its directors, officers, owners, members, agents, employees, creditors or security holders for any Losses, arising out of or based upon the breach of any representation or warranty, agreement or covenant made by Coinstar in this Agreement.

(c) Promptly after receipt by an indemnified party under this Section 7.03 of notice of any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (a “Claim”), such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 7.03, notify the indemnifying party in writing of such Claim within thirty (30) days of the date of such Claim; provided that the failure to so notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party hereunder, except to the extent that the indemnifying party is prejudiced thereby. To the extent that the Claim relates to a third-party claim, the indemnifying party shall assume the defense of any such Claim. The indemnifying party shall employ counsel of its choice, and the indemnifying party shall bear the reasonable fees, costs and expenses of such counsel. It is understood, however, that except if the use of one counsel to represent the indemnified parties would present such counsel with a conflict of interest, the indemnifying party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties. Any indemnifying party may, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any Claim as long as such settlement, compromise or consent (i) provides for monetary damages that are paid in full by the indemnifying party or includes the release of each indemnified party from all liability arising out of such Claim, and (ii) there is no finding or admission or any violation of Law or any violation of the rights of any Person and there is no effect on any other Claims that may be made against the indemnified parties. Otherwise, any settlement, compromise or consent to any Claim requires the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of the indemnified parties.

(d) No indemnified party seeking indemnification under this Agreement shall, without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or consent to the entry of any judgment in any Claim.

(e) Except for claims based on fraud, the indemnification rights contained in this Section 7.03 shall be the sole and exclusive remedy in respect of claims made after the Closing with respect to all Losses arising out of or relating to this Agreement and no other remedies shall be available (including for any breaches of representations, warranties, covenants and agreements contained in this Agreement).

(f) Without limiting any other right to remedies hereunder, any of the Parties to whom payments under this Section 7.03 are owed shall have the right in its sole discretion to recover Losses by directing Redbox to pay to the indemnified party any amounts Redbox owes to the indemnifying party or its Affiliates pursuant to the Redbox LLC Agreement or any other agreement between Redbox and any of the indemnifying party or its Affiliates to satisfy the obligations of the indemnifying parties hereunder.

(g) All payments under this Section 7.03 shall be treated as an adjustment to the purchase price for all applicable Tax, except as may be otherwise required by Law.

(h) Notwithstanding the aforementioned, no party shall be indemnified from and against any Losses pursuant to Section 7.03 of this Agreement until either of the following tests (whichever occurs first) is satisfied: (i) the aggregate amount of the $37,500 Loss Claims equals or exceeds $500,000 or (ii) the aggregate amount of all Losses (irrespective of whether they constitute $37,500 Loss Claims) equals or exceeds $1,000,000 (in either case, the “Threshold Amount”). If either of the Threshold Amounts is exceeded, the indemnifying party is required to pay the amount of all Losses sustained by the indemnified parties and not just Losses in excess of the applicable Threshold Amount. For purposes of this paragraph, “$37,500 Loss Claims” means, with respect to any indemnified party, any Claim brought by such indemnified party for indemnification under this Agreement that involves Losses equal to or in excess of $37,500; provided, however, that (i) where a number of Claims arise out of the same facts, events or circumstances, or (ii) where a number of Claims arise out of the same subject matter and the Claims are attributable to more than sporadic and totally unrelated instances of noncompliance (for example, where the breaching Party is guilty of a pattern of non-compliance, such as failing to get a number of the permits from Governmental Entities required to conduct business in the manner then conducted), such Claims shall be considered a single “Claim” and all Losses related thereto shall be aggregated.

(i) If Coinstar brings a Claim against Ventures for breach of Section 3.09 of this Agreement and Ventures has received or does receive indemnification (including any payments, property or Class A Interests) for a breach of Section 4.08 of the Share Purchase Agreement, dated as of July 1, 2005, among Ventures, the Company, GAM, GARB and the former GAM shareholders (the “Share Purchase Agreement”), from GAM, GARB and the former GAM shareholders pursuant to the terms of the Share Purchase Agreement or the LLC Interest Pledge Agreement, dated as of July 1, 2005, by and between Ventures and GARB, arising out of the same facts and circumstances as Coinstar’s Claim against Ventures (and if the Threshold Amount set forth in Section 7.03(h) has been exceeded), Ventures shall remit to Coinstar the percentage of such recovery equal to the number of Class A Interests owned by Coinstar divided by the number of Class A Interests owned by Ventures and Coinstar (the “Pro Rata Share”) less the Pro Rata Share of all reasonable out-of-pocket expenses incurred by Ventures in pursuing such recovery (provided that such remittance shall not exceed the amount of such Claim brought by Coinstar against Ventures). Any recovery under the Share Purchase Agreement that is transferred to Coinstar pursuant to this Section 7.03(i) shall reduce the value of the Claim brought by Coinstar against Ventures in an amount equal to the value of such recovery and shall be included when calculating the maximum value of Losses for which Coinstar may seek indemnification under Section 7.03(a). The rights reserved to Coinstar in this Section 7.03(i) shall not, however, preclude or restrict Coinstar from actively pursuing Claims against Ventures for, and recovering its Losses as a result of, the breach of Section 3.09. Furthermore, if Coinstar has recovered all amounts to which it is entitled under this Agreement for Losses resulting from such breaches, and subsequent to that date, Ventures receives a recovery under the Share Purchase Agreement, Coinstar shall not participate in such recovery, provided, however, that if the recovery includes the receipt of Class A Interests, Coinstar may elect, by giving notice to Ventures, to receive its Pro Rata Share of such Class A Interests in exchange for payment to Ventures of the fair value of such Class A Interests, computed as of the date that such Class A Interests are transferred to Coinstar. Such fair value shall be established through good faith negotiations between Coinstar and Ventures.

(j) If Coinstar brings a Claim against Ventures for breach of any representation or warranty contained in Section 3.09, Ventures shall have the right, at its sole option, to resolve any such Claim caused by such breach in any manner whatsoever, including by challenging the validity of the Intellectual Property rights of any Person or causing Redbox to enter into a license agreement with any Person for any Intellectual Property rights or to design around the Intellectual Property rights of any Person; provided that if any such action taken imposes any Liabilities upon, or results in the incurrence of any expenses by, Redbox, Ventures shall reimburse Redbox for such Liabilities. If approval of the Redbox Board of Managers is required to undertake any such actions, Coinstar shall cause any representatives on the Redbox Board of Managers appointed by Coinstar to vote in favor of any actions approved by the representatives on the Redbox Board of Managers appointed by Ventures.

SECTION 7.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile or sent by first class mail, postage prepaid, as follows:

(i)	If to Redbox, to: Redbox Automated Retail, LLC One Tower Lane, Suite 1200 Oakbrook Terrace, Illinois 60181 Attention: Gregg Kaplan Facsimile: (630) 756-8888

(ii)

If to Ventures, to:

McDonald’s Ventures, LLC

1 Parkview Plaza, Suite 640

Oakbrook Terrace, Illinois 60181

Attention:    Chris Catalano, Vice President and Chief Investment Officer

Facsimile:    (630) 623-4014

With copies to: McDonald’s Ventures, LLC 2915 Jorie Boulevard, Dept. #060 Oak Brook, Illinois 60523 Attention: Cathy Griffin, Vice President, General Counsel and Secretary Facsimile: (630) 623-8154

and

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Janet Fisher, Esq. Facsimile: (212) 225-3999

(iii)	If to Coinstar, to:
Coinstar, Inc. 1800 114th Ave. SE P.O. Box 91258 Bellevue, WA 98009-9258 Attention: Peter Rowan Facsimile: (425) 943-8030

With copies to: Coinstar, Inc. 1800 114th Ave. SE P.O. Box 91258 Bellevue, WA 98009-9258 Attention: Chief Financial Officer Facsimile: (425) 943-8030

Coinstar, Inc. 1800 114th Ave. SE P.O. Box 91258 Bellevue, WA 98009-9258 Attention: General Counsel Facsimile: (425) 943-8030

and

Perkins Coie, LLP 1201 Third Avenue, 48th Floor Seattle, WA 98101-3099 Attention: George M. Beal, Esq. Facsimile: (206) 359-9519

All notices shall be effective when received.

SECTION 7.05. Entire Agreement; Amendment. This Agreement and the other Transaction Agreements set forth the entire agreement among the Parties and any of their

Affiliates with respect to the transactions contemplated by this Agreement and supersedes the letter agreement, dated July 25, 2005, between Redbox, Ventures and Coinstar, which is terminated in its entirety hereby. Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by either Party of any right preclude any other or future exercise thereof or the exercise of any other right.

SECTION 7.06. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

SECTION 7.07. Governing Law; Venue; Service of Process; Waiver of Jury Trial. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed in that State without reference to its conflict of laws rules. Any Proceeding seeking to enforce any provision of, or based on any rights arising out of, this Agreement may only be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for Delaware, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Each of the Parties irrevocably consents to the service of process in any Proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 7.04. The foregoing shall not limit the rights of any Party to serve process in any other manner permitted by applicable Law or to obtain execution of judgment in any other jurisdiction. The Parties agree to waive any and all rights that they may have to a jury trial with respect to disputes arising out of this Agreement.

SECTION 7.08. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, each Party’s successors and assigns. Neither this Agreement nor any rights hereunder shall be assignable by any Party without the prior written consent of the other Parties.

SECTION 7.09. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section 7.03 shall inure to the benefit of and be enforceable by each Indemnified Coinstar Party and Indemnified Redbox Party.

SECTION 7.10. Transfer and Other Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be borne by Redbox when due, and Redbox shall (a) file all necessary Tax Returns and other documentation with respect to any such transfer, documentary, sales, use, stamp, registration and other Taxes and fees and (b) provide Ventures and Coinstar with a duly certified or authenticated copy of an original receipt for the payment of each such Tax or fee and of each such Tax Return or other document filed.

SECTION 7.11. Severability. In case any one or more of the provisions contained in this Agreement is adjudged to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, except to the extent necessary to avoid an unjust or inequitable result.

IN WITNESS WHEREOF, this Agreement has been executed by each Party or on behalf of each Party by its respective duly authorized officer, all as of the date first above written.

REDBOX AUTOMATED RETAIL, LLC

By:	/s/ Chris Catalano
	Name:	Chris Catalano
	Title:	Vice President and Chief Investment Officer

MCDONALD’S VENTURES, LLC

By:	/s/ Chris Catalano
	Name:	Chris Catalano
	Title:	Vice President and Chief Investment Officer

COINSTAR, INC.

By:	/s/ David W. Cole
	Name:	David W. Cole
	Title:	Chief Executive Officer